UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2016 (November 11, 2016)

KEY ENERGY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	001-08038 (Commission File Number)	04-2648081 (I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 1800

Houston, Texas 77010

(Address of principal executive offices and Zip Code)

713-651-4300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 11, 2016, the board of directors (the “Board”) of Key Energy Services, Inc. (the “Company”) approved the rejection of certain existing compensatory contracts with former officers of the Company pursuant to applicable sections of the United States Bankruptcy Code (“Bankruptcy Code”). The contracts in question relate to three former executive officers of the Company, but due to certain Securities and Exchange Commission (the “SEC”) disclosure requirements for executive officers, each of the former executive officers is still deemed to be a “named executive officer” of the Company at the time of this filing.

The Company and/or Key Energy Services, LLC (which shall be included within the reference to the “Company” for the purposes of this filing) previously entered into an Amended and Restated Employment Agreement, as well as a Letter Agreement Regarding Continued Employment Terms with Mr. Richard J. Alario, the Company’s former Chief Executive Officer (the “Alario Agreements”). The Alario Agreements were filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2008, and Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 24, 2015, respectively. Mr. Alario’s employment with the Company terminated on March 5, 2016. The Company previously entered into a Restated Employment Agreement and a Transition Agreement and General Release with Ms. Kim B. Clarke, the Company’s former Senior Vice President, Administration and Chief People Officer (the “Clarke Agreements”). The Clarke Agreements were filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 7, 2008 and Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2015, respectively. Ms. Clarke’s employment with the Company terminated on March 31, 2016. The Company previously entered into a Restated Employment Agreement and a Separation and Release Agreement with Kimberly R. Frye, the Company’s former Associate General Counsel (the “Frye Agreements”). Ms. Frye’s Restated Employment Agreement was filed as Exhibit 10.14 to the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2009, and all relevant severance benefits potentially payable to Ms. Frye were governed by this employment agreement. Ms. Frye’s employment with the Company was terminated on October 28, 2015. The Alario Agreements, the Clarke Agreements and the Frye Agreements will be referred to herein as the “Severance Agreements.”

The Company previously reported that the Company and certain of its domestic subsidiaries filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Court in the United States Bankruptcy Court for the District of Delaware (the “Court”) on October 24, 2016. As debtors in bankruptcy, with the approval of the Court, the Company has the right to reject certain executory contracts, in which case the former employee would have an unsecured claim for damages. Under Section 502(b)(7) of the Bankruptcy Code, the maximum allowable general unsecured claim of an employee for damages resulting from the debtor’s termination of an employee’s severance contract may generally be reduced to an amount that is equal to one year of compensation, notwithstanding the severance benefits provided within the applicable severance contract. The Board approved the rejection of the existing terms of the Severance Agreements on November 11, 2016. Although the rejection will potentially modify the severance provided pursuant to the Severance Agreements, the Company believes that the former executive officers would continue to be entitled to certain health and life insurance benefits that were set forth in the Severance Agreements. The Board’s rejection of the Severance Agreements remains subject to approval by the Court, and the former executive officers have been provided a notice period in which to object to the rejection. A hearing has been set for December 6, 2016 in order for the Court to consider the Company’s rejection of the Severance Agreements, therefore the Company cannot estimate the amount of severance that may become payable to the former executive officers with any certainty at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Key Energy Services, Inc.

Date: November 16, 2016	By: /s/ Katherine I. Hargis
Katherine I. Hargis
Vice President, Chief Legal Officer and Secretary